Exhibit 99.4

Coldwater Creek Announces 50 Percent Stock Dividend

SANDPOINT, Idaho, February 14, 2005 — Coldwater Creek Inc. (Nasdaq: CWTR) announced today that its Board of Directors has declared a 50 percent stock dividend on its common stock, having the effect of a three-for-two stock split.

The record date for the stock dividend is February 25, 2005. The payment date for the stock dividend will be March 18, 2005, at which time shares will be issued to stockholders by the Company’s transfer agent, Mellon Investor Services. Shares will trade ex-dividends on March 21, 2005, the first trading day after the payment date.  Stockholders who sell their shares before the ex-dividend date will also be selling their right to receive the stock dividend with respect to those shares.  Cash paid in lieu of fractional shares will be based on the closing price of the Company’s common stock on the record date, as adjusted for the stock dividend.

The Company had approximately 40.4 million shares of its common stock outstanding as of February 11, 2005. As a result of the stock dividend, the Company will have approximately 60.6 million shares of common stock outstanding.

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